UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 27, 2006

Spark Networks plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales

(State or Other Jurisdiction of Incorporation)

000-51195	98-0200628
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)

(323) 836-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)    On November 27, 2006, Spark Networks plc (the “Company”) and Gregory R. Liberman, President and Chief Operating Officer of the Company, entered into Amendment No. 2 (the “Amendment”) to his Employment Agreement dated August 31, 2005, as amended on March 15, 2006.

Under the terms of the Amendment, the Company will pay Mr. Liberman an annual salary of no less than $287,500 and, at the next regularly scheduled Compensation Committee meeting on December 4, 2006, the Company will grant Mr. Liberman options under the Company’s 2004 Share Option Scheme to purchase up to 150,000 of the Company’s ordinary shares. The options will have a per share exercise price equal to the fair market value, per share, as quoted on the Frankfurt Stock Exchange, on the date of the grant. The options will vest equally on a quarterly basis over a four-year period. In addition, Mr. Liberman agreed to forfeit unvested options to purchase 44,688 ordinary shares granted to him on August 31, 2005.

The Amendment provides that either party may terminate the Employment Agreement without cause with 30 days notice. The Amendment further provides that if the Company terminates the Employment Agreement without cause, as defined in the Amendment, or if Mr. Liberman terminates the Employment Agreement for good reason, as defined in the Amendment, Mr. Liberman is entitled to receive severance pay from the Company for a period of six months following the termination of his employment. The amount of severance to be paid to Mr. Liberman each month will equal his monthly salary at the time of his termination, less applicable payroll tax withholding.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 2, dated November 27, 2006, to Executive Employment Agreement between the Registrant and Gregory R. Liberman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS PLC

Date: November 29, 2006	By:	/s/ Mark Thompson
	Name:	Mark Thompson
	Title:	Chief Financial Officer